UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2005

                              NuTECH DIGITAL, INC.
               (Exact name of Registrant as specified in charter)


        California                     000-50021                95-4642831
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)


                               7900 Gloria Avenue
                           Van Nuys, California 91406
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (818) 994-3831

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(C) under the Exchange
    Act (17 CFR 240.13(e)-4(c))

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This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01   Entry Into A Material Definitive Agreement.

      On September 1, 2005 the Registrant's Board of Directors approved an Employment Agreement for Lee Kasper, its Chief Executive Officer and President. The following discussion is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached to this Current Report as exhibit 10.1. The term of the Employment Agreement is seven years. After the initial term, unless either party gives 180 days notice to the other that it wishes to terminate the Employment Agreement, the term will be renewed for successive one year periods.

      Mr. Kasper will receive a base salary of $600,000 per year. Mr. Kasper will also be entitled to receive an annual performance bonus based on standards and goals established by the Board of Directors and Mr. Kasper within 90 days of the beginning of each fiscal year. Mr. Kasper is also entitled to participate in any benefit programs established for the Registrant's employees.

      The Registrant may terminate Mr. Kasper's employment for cause, as defined in the Employment Agreement. If Mr. Kasper's employment were to be terminated for cause, he would not receive severance benefits. The Registrant may also terminate Mr. Kasper's employment by giving him 90 days written notice of termination or if he becomes disabled. Mr. Kasper's employment will be terminated as a result of his death. If Mr. Kasper's employment were to be terminated for any of these reasons, or if the Registrant fails to renew the Employment Agreement after the expiration of the initial term, Mr. Kasper would be entitled to the following severance benefits:

      o payment, in a lump sum, of his base salary for the remainder of the term;

      o     three years' base salary;

      o     any performance bonus to which he may be entitled; and
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      o     an amount equal to the average of any discretionary bonus he received during the past three years.

      Irrespective of the reason for Mr. Kasper's termination, the Registrant must immediately repay in full, irrespective of the terms of the promissory notes or other agreements evidencing the indebtedness, any loans made by Mr. Kasper to the Registrant or personally guaranteed by Mr. Kasper on behalf of the Registrant.

      As an incentive to Mr. Kasper to execute the Employment Agreement, the Registrant granted him an option to purchase 6,000,000 shares of the Registrant's common stock, no par value. The exercise price is $0.121 per share, which is 110% of the fair market value of the common stock on September 1, 2005. The option was fully vested on the date of grant and has a term of five years.

      In a separate agreement, Mr. Kasper was also granted an option to purchase 2,000,000 shares of the Registrant's common stock, also at an exercise price of $0.121 per share. The following discussion is qualified in its entirety by the terms of the option grant, a copy of which is attached to this Current Report as exhibit 10.2. The option vests when the following performance targets are met:

      o the right to purchase 1,000,000 shares will vest if the Registrant earns $2,000,000 in revenues during any calendar quarter of the 2005 fiscal year;

      o the right to purchase 500,000 shares will vest if the Registrant earns at least $5,000,000 in revenues during the 2005 fiscal year; and

      o the right to purchase 500,000 shares will vest upon the successful production by the Registrant of no less than two major music concerts during the final four months of the 2005 fiscal year. A major music concert for this purpose is defined as a concert whose production budget is no less than $250,000.

Item 9.01   Financial Statements and Other Exhibits

            Exhibit 10.1   Employment Agreement
            Exhibit 10.2   Letter granting stock option
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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuTECH DIGITAL, INC.



By:/s/ Lee Kasper
   -------------------------
   Lee Kasper, President

Dated:  September 2, 2005